EXHIBIT-10.14
                              SEPARATION AGREEMENT

      This Separation Agreement (the "Agreement") is dated as of July 15, 1999 by and between Robert Reynolds, residing at 546 E. 800 S., Centerville, Utah 84014 ("Executive") and Weider Nutrition International Inc. ("Nutrition"), a Delaware corporation with an office at 2002 South 5070 West, Salt Lake City, Utah 84104.

                                 R E C I T A L S

A. Executive is the Chief Operating Officer and a Director of Nutrition and is employed pursuant to an Employment Agreement between Nutrition and Employee dated effective as of January 1, 1997, a copy of which is annexed as SCHEDULE 1 ("Employment Agreement"). Terms used in this Agreement unless otherwise stated shall have the meaning defined in the Employment Agreement.

B. Executive has subject to the provisions of this Agreement, tendered his resignation as an employee, director and officer of Nutrition and its affiliates and Nutrition has accepted Executive's resignation subject to the terms of this Agreement.

C. Executive and Nutrition desire to document the termination of Executive's employment relationship and fully resolve all employment and related matters between them, as well as all claims and potential claims or disputes.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

      1. RESIGNATION: Executive hereby resigns as an employee, officer and director of Nutrition and its affiliates effective 5 pm Mountain Time on July 15, 1999 ("Termination Date"). Nutrition hereby accepts Executive's resignation. For purposes of resolving all compensation, benefits and other matters between Executive and Nutrition, including Executive's Non-Qualified Stock Option Agreement and the Retirement Agreement, Executive's resignation shall be treated as a "Termination Without Cause" under the Employment Agreement and the applicable provisions of Executive's Employment Agreement in the event of such a termination shall continue to be operative.

      2.    PAYMENTS; STOCK OPTION STATUS; LITIGATION:

            (a) Executive shall receive the $750,000 payment to which Executive would be entitled under the provisions of the Employment Agreement in the event of a "Termination Without Cause," and an additional payment of $175,000 which payment, Executive acknowledges, includes any payment in lieu of 30 days notice and any accrued vacation. This total amount of $925,000 shall be paid as follows: $175,000 shall be paid within seven days after expiration of the period described in Section 9(b)(iii) hereof and the remainder shall be paid in 24 monthly installments of $31,250 with the first such payment made on the first monthly
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anniversary of the Termination Date. Such payments shall be subject to
Executive's continued compliance with the applicable provisions of the Employment Agreement and shall be subject to applicable withholding and other taxes.

            (b)

                  (i) The 50,000 "Options" described in subsection (b) of
Schedule 3.4 to the Employment Agreement and the 40,000 "Options" described in subsection (c) of Schedule 3.4 to the Employment Agreement shall become fully vested as of the Termination Date and shall remain exercisable until the first anniversary of the Termination Date.

                  (ii) The 120,000 "Options" described in subsection (a) of
Schedule 3.4 to the Employment Agreement shall vest and become exercisable under the terms of the Employment Agreement and as such shall remain exercisable for 90 days from the Termination Date.

                  (iii) The shares underlying the "Options" described in (i) and
(ii) above shall not be subject to the Put Right described in Section 6.2 of the Employment Contract.

            (c) Executive shall continue to be subject to the non-competition and non-solicitation and other provisions of the Employment Agreement which would be operative in the event of a "Termination Without Cause" except that Executive shall be permitted to offer employment to Steve Krzeski. Except as described in the preceding sentence, nothing herein shall release Krzeski from any obligations under any non-competition or non-solicitation obligations to which he may subject.

            (d) Nutrition shall at its expense continue to provide counsel to Executive in connection with the Jim Horn litigation in a manner consistent with past practice and shall indemnify Executive to the same extent as if he had remained an employee, officer and director of Nutrition.

      3. WHF EXECUTIVE RETIREMENT PROGRAM BENEFIT AGREEMENT: Weider Health and Fitness ("WHF") has provided Executive with a copy of Executive's Executive Retirement Program Benefit Agreement ("Retirement Agreement"). Subject to the following sentence, Executive's rights and obligations with respect to the WHF Executive Retirement Program shall be as set forth in the Retirement Agreement. Pursuant to Section 6.3 of the Employment Agreement, Executive shall be entitled to an "Early Retirement Benefit" with a "Vested Percent" of 40% under the Retirement Agreement.

      4. HEALTH BENEFITS: For until the earlier of 24 months from the Termination Date or Executive's obtaining medical benefits from a new employer, Nutrition shall to the extent permissible (using reasonable commercial efforts) maintain Executive on Nutrition's Health Benefit Plan (as in effect from time to time) at Nutrition's cost other than Executive's continued payments of his current portion of such costs.

      5. REIMBURSEMENT OF EXPENSES: Subject to Section 6(b), Executive shall return all Nutrition credit cards and other Nutrition assets in his possession. Nutrition shall reimburse

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Executive for all authorized expenses properly incurred on or prior to the
Termination date by Executive on Nutrition's behalf in the performance of Executive's duties promptly upon submission of vouchers or receipts.

      6. SECRETARIAL ASSISTANCE, BUSINESS MACHINES AND PERSONAL PICTURES:

            (a) Nutrition will pay Executive a non-accountable allowance of $500 per month for six months for secretarial services so long as such secretarial services are not provided by any person who is an employee of Nutrition as of July 1, 1999. Nutrition shall also pay Executive a non-accountable allowance of $500 per month for six months for office expenses. All of such payments shall be made on the 9th day of each month.

            (b) Executive shall be entitled to remove or retain, without charge, his Nutrition-provided office desk-top computer and printer, lap-top computer and computer and printer, if any, located at his home.

            (c) Nutrition acknowledges that approximately 40 framed Sports Illustrated covers, currently in Nutrition offices, are the property of Executive and may be removed by Executive on 10 days notice to Nutrition.

      7. NO DISCUSSIONS: Executive covenants that, except as may be required by law, neither he nor any of his representatives, employees or affiliates shall disclose Confidential Information or disparage Nutrition or its affiliates' business or the business of any of their respective directors, officers or employees to any customer, vendor, supplier, employee of Nutrition or its affiliates or to any other person or entity. Executive will notify Nutrition as soon as practical if he is served with any discovery requests regarding Nutrition.

      8. PRESS RELEASE: The Nutrition press release and internal memo announcing Executive's resignation are attached hereto as SCHEDULE 2.

      9. GENERAL RELEASE OF CLAIMS BY EXECUTIVE:

            (a) Except for compliance with provisions of the Employment Agreement which would be applicable in the event of a "Termination Without Cause" including without limitation Section 1, the definition of "Final Termination," Sections 3.8, 3.9, 6.2, 6.3, 7, 9, 10.2, 10.3, 10.5, 10.6, 10.7
and 10.8, (a) Executive, for Executive, Executive's spouse, heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever releases, discharges, and covenants not to sue Nutrition or its affiliates, or any of Nutrition's or its affiliates directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities and persons, and employee benefit plans in which Executive is or has been a participant by virtue of Executive's employment with Nutrition or its affiliates, from any and in whole or in part, all claims (as such term is defined in 11 U.S.C. ss. 101), debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorney's fees and costs), whether in law or equity,

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known or unknown, asserted or unasserted, suspected or unsuspected, which
Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Termination Date, including but not limited to, any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, whistle-blowing or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, Utah Anti-Discrimination Act, and similar state or local statutes, ordinances, and regulations, PROVIDED, HOWEVER, notwithstanding anything to the contrary set forth herein, that this General Release shall not extend to (w) benefit claims under employee pension benefit plans in which Executive is a participant by virtue of his employment with Nutrition or its affiliates, including without limitation the Retirement Agreement or to benefit claims under employee welfare benefit plans for occurrences (e.g. medical care, death, or onset of disability) arising after the execution of this Agreement by Executive, (x) Executive's right to exercise "Options" as described in Section 2(b) hereof (y) any obligation assumed under this Agreement by any party hereto and (z) any existing indemnification provided Executive in his capacity as a director, officer and employee UNDER (i) Nutrition's organizational documents, including its By-Laws, to the extent permitted under terms of such indemnification provisions, (ii) Nutrition's D&O policy to the extent permitted under such policy and (iii) Nutrition's obligations under Section 2(d).


            (b) Executive understands that this Agreement includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). In accordance with the Older Workers Benefit Protection Act of 1990, Executive is aware of the following:


            (i) Executive has the right to consult with an attorney before signing this Agreement;

            (ii) Executive has twenty-one (21) days from the Termination Date to review and consider this Agreement;
and
            (iii) Executive has seven (7) days after signing this Agreement to revoke this Agreement by notice in writing dispatched by next-day delivery to Dan Thomson, General Counsel, Weider Nutrition International, Inc., 2002 South 5070 West, Salt Lake City, Utah 84104-4726. This Agreement shall be binding, effective and enforceable upon both parties upon the expiration of this seven-day revocation period without Mr. Thomson having received such revocation, but not before such time,

            (c) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED BY EXECUTIVE'S LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

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            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES
      NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

EXECUTIVE BEING AWARE OF CODE SECTION 1542, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

      10. GENERAL RELEASE OF CLAIMS BY NUTRITION: Except for compliance with provisions of the Employment Agreement which would be applicable in the event of a "Termination Without Cause" including without limitation Section 1, the definition of "Final Termination," Sections 3.8, 3.9, 6.2, 6.3, 7, 9, 10.2, 10.3, 10.5, 10.6, 10.7 and 10.8, Nutrition hereby forever releases, discharges, and covenants not to sue Executive, from any and all claims, (as this term is defined in 11 U.S.C. ss. 101) debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, "Claims"), which Nutrition has or may have had against Executive based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Termination Date, including but not limited to, any and all claims arising out of Executive's employment with Nutrition or the termination thereof PROVIDED, HOWEVER, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (a) any Claim which relates to or arises from any criminal activity of Executive, and (b) any obligations assumed under this Agreement by any party hereto.

      11. RESIDUAL DUTIES: The parties agree and intend that any and all duties of loyalty fidelity, and confidentiality running from Executive to Nutrition and its affiliates and arising out of the common law as a consequence of the parties' employment relationship shall continue in full force and effect. Executive agrees that he shall not, intentionally waive the attorney-client privilege, the attorney work product doctrines and /or any other applicable privileges, provided that Nutrition has not waived these doctrines and privileges.

      12.   TRADE SECRETS:

            (a) Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive's benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Nutrition or its affiliates (or which Nutrition or its affiliates has a right to use), including, without limitation, confidential or proprietary information with respect to Nutrition's or its affiliates operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such

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confidential or proprietary information or trade secrets, and Executive shall abide by the covenants of the Utah Uniform Trade Secrets Act. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the business of Nutrition and its affiliates (and any successor or assignee of Nutrition or its affiliates).

            (b) Executive covenants that Executive will within 10 days deliver to Nutrition all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning any of Nutrition's customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets and will not retain copies of any of the foregoing.

      13. TAXES: To the extent any personal income taxes may be due on the payments to Executive provided in this Agreement beyond any withheld by Nutrition, Executive agrees to pay them and to indemnify and hold Nutrition and its affiliates harmless for any personal income tax claims or penalties resulting from such payments. Executive further agrees to provide any and all information pertaining to Executive upon request as reasonably necessary for Nutrition or its affiliates to comply with applicable tax laws.

      14. NO ADMISSION: Executive understands and agrees that neither Nutrition nor any of its affiliates has admitted liability or obligation to provide the consideration contemplated herein, and that Nutrition has entered into this Agreement solely for the purpose of fully and finally resolving all matters between it and Executive, and the Agreement cannot be used otherwise.

      15. MISCELLANEOUS:

            (a) GOVERNING LAW; INTERPRETATION: This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Utah applicable to contracts executed and to be wholly performed within such State. Service of process in any dispute shall be effective (a) upon Nutrition, if served on any senior officer of Nutrition; (b) upon Executive, if served at Executive's residence last known to Nutrition. Executive acknowledges that breach of Sections 7, 11 and 12 of this Agreement, would entail irreparable injury and that, in addition to Nutrition's other express and implied remedies, including injunctive relief, any other remedies and all other provisions under the Employment Agreement which by their terms "Survive a Termination Without Cause," Nutrition shall be entitled to injunctive and other equitable relief to prevent any actual, intended or likely such breach. Venue in any litigation arising hereunder shall lie in the State of Utah and all parties consent to, and submit to the jurisdiction of Utah's courts as the exclusive venue.

            (b) AMENDMENT; WAIVER: This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, or delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding or succeeding breach of the Agreement shall constitute a waiver of a succeeding breach.

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            (c) BINDING EFFECT; ASSIGNMENT: The rights and obligations of this
Agreement shall bind and inure to the benefit of any successor or successors of Nutrition and its affiliates by reorganization, merger or consolidation, or any assignee of all or substantially all of Nutrition's or its affiliates business and properties; Executive's rights or obligations under this Agreement may not be assigned by Executive.

            (d) HEADINGS: The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            (e) COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

            (f) EMPLOYMENT AGREEMENT: The parties each acknowledge that the Employment Agreement annexed as Schedule 1 is the Employment Agreement between Executive and Nutrition.

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      16. NOTICES: All notices, demands or other communications regarding this
Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by registered or certified mail, return receipt requested, postage paid, addressed as follows:


            (a)   If to Nutrition:                    with a copy to:


            Weider Nutrition International, Inc.      Latham & Watkins
            2002 South 5070 West                      885 Third Avenue
            Salt Lake City, Utah 84104-4726           Suite 1000
            Attn:  General Counsel                    New York, NY 10022
                                                      Attn:  Roger Kimmel, Esq.

            (b)   If to Executive:                    with a copy to:


            Robert Reynolds                           Ralph Chamness
            546 E. 800 S.                             Cohne, Rappaport & Segal
            Centerville, Utah 84104                   525 E. 100 S.
                                                      Fifth Floor
                                                      Salt Lake City, Utah 84102

                                    EXECUTION

      EXECUTIVE UNDERSTANDS, AGREES AND REPRESENTS THAT THE COVENANTS MADE HEREIN AND THE RELEASES HEREIN EXECUTED MAY AFFECT RIGHTS AND LIABILITIES OF SUBSTANTIAL EXTENT. EXECUTIVE REPRESENTS AND WARRANTS THAT IN NEGOTIATING AND EXECUTING THIS AGREEMENT, EXECUTIVE HAS HAD ADEQUATE OPPORTUNITY TO CONSULT WITH COMPETENT LEGAL COUNSEL OF EXECUTIVE'S CHOOSING CONCERNING THE MEANING AND EFFECT OF EACH TERM AND PROVISION HEREOF, AND THAT THERE ARE NO REPRESENTATIONS, PROMISES, OR AGREEMENTS BETWEEN NUTRITION AND EXECUTIVE OTHER THAN THOSE EXPRESSLY SET FORTH IN WRITING HEREIN OR REFERRED TO HEREIN.

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      IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.


ROBERT REYNOLDS


________________________________          ___________________________
                                                Date



WEIDER NUTRITION INTERNATIONAL, INC.

By:_____________________________          ____________________________
                                                Date

Title:__________________________


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